Exhibit 4.1









                                                905 WEST PENDER
                                                Vancouver, B.C.




GROSS LEASE


Between: CT. MANAGEMENT CORPORATION

                           as Landlord



and DSI DATOTECH SYSTEMS INC.

                                          as Tenant




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                                            905 WEST PENDER STREET
                                                 Office Lease
                                                     Index

ARTICLE ONE DEFINITIONS                                                    5
  1.01    DEFINITIONS                                                      5
ARTICLE TWO PREMISES                                                       5
  2.01    GRANT OF LEASE                                                   5
  2.02    COMMON AREA                                                      5
  2.03    LIMITS OF PREMISES                                               5
  2.04    AREA OF PREMISES                                                 5
ARTICLE THREE TERM                                                         6
  3.01    COMMENCEMENT AND TERMINATION                                     6
  3.02    TENANTS POSSESSION                                               6
  3.03    RENTAL ADJUSTMENTS                                               6
  3.04    CONDITION OF PREMISES                                            6
  3.05    STATEMENT OF LEASE COMMENCEMENT                                  6
ARTICLE FOUR RENT                                                          6
  4.01    GROSS ANNUAL RENT                                                6
  4.02    PLACE OF PAYMENT                                                 7
  4.03    TIME OF PAYMENT                                                  7
  4.04    PAYMENT OF ADDITIONAL CHARGES                                    7
  4.05    PRO-RATING OF ADDITIONAL CHARGES                                 7
  4.06    DETERMINATION OF DISPUTES                                        7
ARTICLE FIVE USE AND OCCUPATION                                            8
  5.01    USE OF PREMISES                                                  8
  5.02    PROHIBITIONS                                                     8
  5.03    ADVERTISING                                                      8
  5.04    COMPLIANCE WITH LAWS                                             8
  5.05    NUISANCE                                                         8
  5.06    ADVERTISING IN COMMON AREAS                                      8
ARTICLE SIX REGISTRATION                                                   9
   6.01 REGISTRATION                                                       9
ARTICLE SEVEN RULES AND REGULATIONS                                        9
  7.01    PRESENT AND FUTURE                                               9
  7.02    DELIVERIES                                                       9
  7.03    REMEDIES OF LANDLORD                                             9
ARTICLE EIGHT ADDITIONAL CHARGES                                           9
  8.01    INSURANCE                                                        9
  8.02    TENANTS TAXES                                                    9
  8.03    FAILURE TO PAY TAXES                                            10
  8.04    GOODS AND SERVICES TAX                                          10
ARTICLE NINE MAINTENANCE AND REPAIR                                       10
  9.01    MAINTENANCE                                                     10
  9.02    MAINTENANCE AND INSURANCE                                       10
  9.03    COMMON FACILITIES                                               10
  9.04    PROHIBITION                                                     11
  9.05    PAINTING AND REDECORATING                                       11
  9.06    WINDOWS AND DOORS                                               11
  9.07    LANDLORD'S REMEDY                                               11


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                                                     -3-

  9.08    ENTRY TO LANDLORD                                               11
  9.09    PERMITTED ALTERATIONS                                           11
  9.10    LANDLORD'S REPAIRS                                              12
ARTICLE TEN SURRENDER AND TERMINATION                                     12
 10.01     SURRENDER                                                      12
 10.02     LEASING SIGNS                                                  12
 10.03     TENANT'S IMPROVEMENTS                                          12
 10.04     TRADE FIXTURES                                                 12
ARTICLE ELEVEN INDEMNITY AND LIABILITY                                    12
  11.01      INDEMNIFICATION                                              12
  11.02      PUBLIC LIABILITY AND PROPERTY DAMAGE                         13
ARTICLE TWELVE LANDLORD'S OBLIGATIONS                                     13
  12.01      HEAT AND VENTILATION                                         13
  12.02      COMMON AREA MAINTENANCE                                      13
  12.03      LANDLORD'S TAXES                                             14
  12.04      CLEANING AND JANITORIAL SERVICES                             14
  12.05      EXPENSE APPORTIONED                                          14
  12.06      STRUCTURAL REPAIRS                                           14
  12.07      QUIET POSSESSION                                             14
ARTICLE THIRTEEN INSURANCE                                                14
  13.01      FIRE AND EXTENDED COVERAGE                                   14
  13.02      PLATE GLASS                                                  14
  13.03      LIABILITY                                                    15
  13.04      LEASE INSURANCE                                              15
  13.05      INCREASE IN PREMIUMS                                         15
  13.06      WAIVER OF SUBROGATION                                        15
  13.07      LANDLORD'S INSURANCE                                         15
  13.08      CANCELLATION                                                 15
  13.09      LANDLORD'S REMEDIES                                          16
ARTICLE FOURTEEN PARTIAL AND TOTAL DESTRUCTION                            16
  14.01      PARTIAL DESTRUCTION                                          16
  14.02      TOTAL DESTRUCTION                                            16
  14.03      DAMAGE TO BUILDING                                           17
  14.04      DAMAGES OF TENANT                                            17
ARTICLE FIFTEEN ASSIGNMENT AND SUB-LETTING                                17
  15.01      CONSENT REQUIRED                                             17
  15.02      UNAUTHORIZED ASSIGNMENT OR SUB-LEASE                         17
  15.03      CHANGE OF CORPORATE CONTROL                                  18
ARTICLE SIXTEEN SALE OR MORTGAGE                                          18
  16.01      LANDLORD RELIEVED                                            18
  16.02      POSTPONEMENT AND SUBORDINATION                               18
  16.03      ESTOPPEL CERTIFICATE                                         19
ARTICLE SEVENTEEN LANDLORD'S REMEDIES                                     19
  17.01      SEVERABILITY                                                 19
  17.02      WAIVER                                                       19
  17.03      INTEREST                                                     19
  17.04      PERFORMANCE BY LANDLORD                                      20
  17.05      EVENTS OF DEFAULT AND CONSEQUENCES                           20
  17.06      DISTRESS                                                     20
  17.07      RE-ENTRY AND DAMAGES                                         21
  17.08      REMEDIES CUMULATIVE                                          21
  17.09      LANDLORD'S EXPENSES ENFORCING LEASE                          22



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ARTICLE EIGHTEEN EXPROPRIATION                                            22
  18.01      EXPROPRIATION                                                22
ARTICLE NINETEEN COMMON AREAS                                             22
  19.01      CONTROL OF COMMON AREAS                                      22
  19.02      LICENSE                                                      23
ARTICLE TWENTY GUARANTEE                                                  23
ARTICLE TWENTY-ONE OVER-HOLDING                                           23
  21.01 OVER-HOLDING                                                      23
ARTICLE TWENTY-TWO NOTICE                                                 23
  22.01    TO LANDLORD                                                    23
  22.02    TO TENANT                                                      24
  22.03    DEEMED RECEIPT                                                 24
  22.04    CHANGE OF ADDRESS                                              24
ARTICLE TWENTY-THREE FORCE MAJEURE                                        24
  23.01    FORCE MAJEURE                                                  24
ARTICLE    TWENTY-FOUR PREPAID RENTAL AND SECURITY DEPOSIT                24
  24.01    PREPAID RENT                                                   24
  24.02    SECURITY DEPOSIT                                               25
ARTICLE TWENTY-FIVE MISCELLANEOUS                                         25
  26.01    TIME OF ESSENCE                                                25
  26.02    AMENDMENT                                                      25
  26.03    ENTIRE AGREEMENT                                               25
  26.04    CAPTIONS AND HEADINGS                                          25
  26.05    INTERPRETATION                                                 25
  26.06    ACCEPTANCE                                                     26
  26.07    INUREMENT                                                      26
  26.08    SPECIAL CLAUSES                                                26
SCHEDULES                                                                 28
   SCHEDULE A DEFINITIONS                                                 28
   SCHEDULE B PLAN.                                                       31
   SCHEDULE C STATEMENT OF LEASE COMMENCEMENT                             32
   SCHEDULE D RULES AND REGULATIONS                                       34
   SCHEDULE E TERMINATION IN THE EVENT OF DEMOLITION                      36


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This agreement made this 25th day of July, 2000

BETWEEN:               C.T. MANAGEMENT CORPORATION,
                       a company incorporated under the Laws of the Province of British Columbia, having an office at Suite 300, 905 West Pender Street, in the City of Vancouver, in the Province of British Columbia.

                      (hereinafter called the "Landlord")

                                               OF THE FIRST PART

     AND: DSI DATOTECH SYSTEMS INC., a company duly incorporated under the laws of the Province of British Columbia, having an office at Suite 712, 525 Seymour Street, in the City of Vancouver, in the Province of British Columbia.

     (hereinafter called the "Tenant")

                                              OF THE SECOND PART



               IN   CONSIDERATION   of  the  mutual   covenants  and  agreements
hereinafter set forth the parties do hereby covenant and agree as follows:

                                                  ARTICLE ONE
                                                  Definitions
1.01           Definitions

In this Agreement, including the schedules hereto, which are incorporated in and form part of this Agreement, unless the context otherwise requires, the words, phrases and expressions defined in Schedule "A" shall have the meanings attributed to them in Schedule "A".

                                                  ARTICLE TWO
                                                   Premises
2.01           Grant of Lease

               The Landlord does hereby demise and lease unto the Tenant that portion of the floor of the Building outlined in red on Schedule "B" hereto as (the "Premises") comprising an area of five thousand seven hundred twenty one (5,721) square feet of floor area, more or less, the precise floor area of the Premises to be determined by reference to Article 2.04, reserving and excluding from the Premises those portions of the Building referred to in Article 2.03.

2.02           Common Area

               During the term of the Lease the Tenant, in common with the Landlord and all other tenants, occupants or users of the Building will have the right to use and enjoy the Common Areas of the Building in such manner and subject to such reasonable regulations and restrictions as the Landlord may from time to time designate.

2.03           Limits of Premises

               The Premises do not comprise any air rights or other right, title or interest in any space above a height of ten (10) feet from the floor of the Premises, save as required for installation of the Tenant's light fixtures, nor any right, title or interest in the subsurface or other area below the floor of the Premises.

2.04           Area of Premises

               The precise floor area of the Premises and the Building, or any part or parts thereof shall be conclusively determined for the purposes of the Lease upon completion of construction of the Building or any expansions, alterations, additions or relocations thereto by measurement of the Landlord's Architect who will measure from the exterior window glass line (as extended by a straight line where the glass line is interrupted by columns or other structural members) and from the center



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                                                     -6-

line of all interior walls separating the Premises from adjoining premises; provided that if the exterior window glass line of such premises (including the Premises) are recessed from the outside line of the main exterior wall or walls of the Building, the area of such recess shall be included in determining the precise floor area of such premises. In the determination of the total floor area there shall be included columns, projections, interior construction supports and equipment and a pro rata share of corridors, lobbies, entrances, washroom, electrical rooms and other common areas on the floor but there shall be deductions for shafts, stairs and elevators.

                                                ARTICLE THREE

                                                     Term

3.01           Commencement and Termination

The term of the Lease shall be five (5) years, commencing on the first day of October, 2000 (the "Commencement Date").

The Landlord shall not be liable for any loss, injury, damage or inconvenience which the Tenant may sustain by reason of the inability of the Landlord to deliver the Premises ready for occupancy on the Commencement Date.

3.02           Tenants Possession

Upon receipt of notice from the Landlord that the Landlord's Work has progressed to the stage where the Tenant's Work must commence forthwith, notwithstanding that some portion of the Landlord's Work remains to be completed the Tenant will immediately take possession of the Premises for the purpose of preparing same for the commencement of business, and the Tenant shall be obliged to commence business as soon as possible thereafter, but in any event, not later than thirty days after receipt of such notice.

3.03           Rental Adjustments

               The Rent payable by the Tenant pursuant to the terms hereof, shall be calculated pro rata on a per diem basis from the date on which the Tenant actually commences or is obliged pursuant to Article 3.02 to commence business in the Premises until the Commencement Date, and shall be payable by the Tenant on demand therefore or on the date on which the first payment of Gross Annual Rent becomes payable by the Tenant, whichever is earlier.

3.04           Condition of Premises

               The taking of possession of the Premises by the Tenant shall be conclusive evidence as against the Tenant that at the time thereof the Premises were in good and satisfactory condition, except only for deficiencies of which notice may be given by the Tenant to the Landlord within ten (10) days of the date on which the Tenant took possession, or is obliged pursuant to Article
3.0210  take  possession,  of  the  Premises.  No  promise,   representation  or
undertaking relating to any alteration, remodeling or decorating of, or installation of equipment or fixtures in the Premises shall be binding upon the Landlord unless expressly set forth herein or in any collateral written agreement between the parties hereto.

3.05           Statement of Lease Commencement

               When the Tenant's obligation to pay Rent has been determined pursuant to Article 3.03 the Tenant will promptly execute, acknowledge and deliver to the Landlord a written statement in the form annexed as Schedule "C" specifying the Commencement Date and the precise floor area of the Premises (determined in accordance with the provisions of Article 2.04). Such statement will also state that the Tenant is in possession of the Premises and is paying the Rent and all Additional Charges hereunder, and that the Tenant has no claims, defenses, set-offs or counter-claims against the Landlord, or, if such exist, specifying the nature and amount thereof. Such statement, when so executed, shall be deemed to be incorporated in and become part of the Lease.



                                                 ARTICLE FOUR
                                                     Rent
    4.01       Gross Annual Rent

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                                                     -7-

     (a) The Tenant will pay to the Landlord in each year of the term of the Lease a Gross

                      Annual Rent as specified below. In addition, the Tenant shall pay all other amounts payable by the Tenant pursuant to the provisions hereof; all of which shall be deemed to be Rent and shall be recoverable by the Landlord by the remedies available to the Landlord for the recovery of rent in arrears.

     (b) The term of the Lease  shall be  divided  into five (5) parts of twelve
(12) months  each.  The first of such parts shall  commence on the  Commencement
Date.

     (c) The Tenant will pay to the Landlord during the first (3) three parts of the term a Gross Annual Rent of approximately One Hundred Eight Thousand Five Hundred Twenty Seven Dollars ($108,527.37) the exact Gross Annual Rent to be calculated by multiplying the total floor area of the Premises (determined in accordance with the provisions of Article 2.04) by a rental rate of Eighteen and 97/100 Dollars ($18.97) per square foot of the Premises.

                      The Gross Annual Rent payable by the Tenant to the Landlord for each of the remaining parts of the term shall be determined by multiplying the total floor area of the Premises (determined as specified above) by a rental rate of Nineteen and 97/100 Dollars ($19.97) per square foot of for the fourth (4th) part of the term; by a rental rate of Twenty and 97/100 Dollars ($20.97) per square foot for the fifth (5th) part of the term:

     4.02 Place of Payment

               The Tenant will make all payments from time to time due herein without set-off, compensation or deduction whatsoever to the Landlord at the address set forth in Article 22 or to such other person or persons at such other place or places as the Landlord may from time to time designate in writing.

     4.03 Time of Payment

               The Gross Annual Rent shall be paid in 12 equal consecutive monthly installments commencing on the Commencement Date and payable thereafter during the term of the Lease on the first day of each and every month. The Tenant will, at the request of the Landlord, provide the Landlord with post-dated cheques to be deposited by the Landlord in payment of Gross Annual Rent.

     4.04 Payment of Additional Charges

               The Tenant will pay all Additional Charges payable by it including those set out in Article 8, or any portion thereof; on or before the expiration of 15 days after receipt by the Tenant of a Statement requesting payment from the Tenant of such Additional Charges or portion thereof; but nothing herein will limit the rights of the Landlord or the obligations of the Tenant under Article 4.05.

     4.05 Pro-Rating of Additional Charges

               The Landlord may at any time and from time to time during the term hereof (but not oftener than twice in a calendar year) compute a bona fide estimate of the Additional Charges payable by the Tenant during the forthcoming year or portion thereof From and after the date upon which notice of such estimate is given by the Landlord to the Tenant the Tenant will pay the amount of such estimated costs by equal consecutive monthly installments payable in advance on the first day of each and every month during the year or portion thereof for which such estimate was computed. The Tenant will, at the request of the Landlord, provide the Landlord with post-dated cheques to be deposited by the Landlord and applied in payment of such monthly installments.


     4.06 Determination of Disputes

               In the event of disagreement between the Landlord and the Tenant in regard to the manner of calculation or amount payable as Additional Charges, the Tenant will make payment in accordance with any notice given by the Landlord, but the disagreement shall immediately be referred by the Landlord for determination by one or more of the Landlord's auditors, architect, insurance broker or other professional consultant (such as may be, in the reasonable opinion of the Landlord, best

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                                                     -8-

informed and qualified to determine the difference on a basis equitable to both parties) who shall be deemed to be acting as experts and not arbitrators, and a determination signed by the selected expert(s) shall be final and binding upon the Landlord and Tenant. Any adjustment required to any previous payment made by the Tenant by reason of any such determination shall be made within 14 days thereof.


                                                 ARTICLE FIVE
                                              Use and Occupation


     5.01 Use of Premises

               The Tenant will carry on business in the Premises only under the firm name and style of DSI Datotech Systems Inc. and only for the purpose of a business office.


     5.02 Prohibitions

               Without the prior written approval of the Landlord, the Tenant, or anyone acting through, for, or in the place of the Tenant, will not conduct or advertise on or from or pertaining to the Premises any auction or closing out or bankruptcy or other similar bulk sale or conduct wholesale or discount businesses; nor will the Tenant grant any concession, license or permission to any third party to sell or take orders for merchandise or services in the Premises; nor will the Tenant use promotional or advertising media such as loudspeakers, phonographs, signs, posters, broadcasts or telecasts in a manner seen or heard outside of the Premises.


     5.03 Advertising


               The Tenant will not, without the previous written consent of the Landlord in each instance, erect, install, or maintain any exterior sign of whatsoever nature, or any window or door sign, lettering, placard or other advertising matter of whatsoever nature if all or any part of such sign, lettering, placard or other advertising matter is painted upon or posted or otherwise affixed to the exterior of the Buildings or the Premises or to the interior or exterior of or is visible through any window or door. The Landlord will provide a uniform pattern of identification signs for tenants to be placed on the outside of doors leading into premises of tenants on part floors, and other than such identification sign the Tenant shall not paint, display, place or affix any sign, picture, advertisement, logo, notice, lettering or direction on the Premises without the prior written consent of the Landlord.


     5.04 Compliance with Laws


               The Tenant will not place, leave or permit or suffer to be placed, left in or upon the Premises or Common Areas, washrooms, elevators, hallways, stairways. driveways, sidewalks, parking or delivery areas any debris, garbage or refuse, except as deposited in areas indicated by the Landlord in adequate and proper receptacles supplied and placed for that purpose by the Landlord or the Tenant. The Premises shall be kept in a clean and sanitary condition in accordance with all directions, rules and regulations of the health officer, fire marshall, building inspector or other proper officers of the government, municipal or other agencies having jurisdiction, all at the sole cost and expense of the Tenant. The Tenant will comply with all laws, by-laws, regulations and ordinances relating or pertaining to its business, the operating thereof upon the Premises, and the occupation by the Tenant of the Premises.


     5.05 Nuisance


               The Tenant will not use, keep or permit in or about any part of the Premises any goods, provisions, equipment or materials of an offensive odour or combustible or noxious nature or anything which would create a fire hazard or undue load on electrical circuits or cause vibration or undue heat or noise and will not cause or maintain any nuisance in or about the


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                                                     -9-

Premises.


     5.06 Advertising in Common Areas


               Neither the Tenant nor the Tenant's agents or employees will either solicit business or distribute handbills or other advertising material in the Common Areas of the Building.


                                                  ARTICLE SIX
                                                 Registration

     6.01 Registration

               The Tenant acknowledges and agrees that notwithstanding any rights which the Tenant might. otherwise have under any laws of the Province of British Columbia or otherwise the Lease shall not be registered and any attempt to do so by the Tenant shall be deemed a default hereunder. The Landlord shall not be required to provide this Lease in registrable form, unless the Landlord first consents in writing to permit the Tenant to register this Lease. The Tenant shall bear all costs of providing this Lease in registrable form, if necessary so to do.

                                                ARTICLE SEVEN
                                            Rules and Regulations

     7.01 Present and Future

               For purposes of the common good and welfare of all tenants of the Building, the Tenant will observe and perform the rules and regulations set forth in Schedule "E". The Landlord will for the said purposes have the right to promulgate and from time to time amend, vary or add further reasonable rules and regulations not repugnant to the conditions of the Lease and relating to the operation of the Building and the use of all Common Areas. Any amendment, variation of or addition to the said rules and regulations shall be binding upon the Tenant upon the Landlord giving notice thereof to the Tenant

     7.02 Deliveries

               The ingress, egress and parking of vehicles, and the receiving and deliveries of goods and merchandise to and from the Premises shall be made only at such times and at such locations as the Landlord may approve and only subject to such conditions as the Landlord may from time to time prescribe. In all such matters and to the extent pertinent thereto the Landlord will have absolute discretion to amend the aforementioned rules or regulations, or to make Or substitute new rules and regulations.


     7.03 Remedies of Landlord

               For the enforcement of any rules and regulations above mentioned, the Landlord will have available to it all remedies in the Lease provided for a breach hereof; and all legal rights and remedies, including injunction, whether or not provided for in the Lease, either at law or in equity. The Landlord shall not be responsible to the Tenant for the non-observance or violation by any other tenant or person of any such rules or regulations.


                                      ARTICLE EIGHT
                                      Additional Charges


     8.01 Insurance


               The Tenant will pay for the insurance required to Article 13 to be maintained by the Tenant.


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                                                     -10-

     8.02 Tenants Taxes

               The Tenant will pay all taxes, rates, duties, charges, assessments, fees and licenses whatsoever imposed by any governmental authority in respect of the Tenant's goods, chattels or equipment in the Premises, or upon or in respect of any business or other activity carried on, upon, or in connection with the Premises, or upon the Tenant on account of the Premises or such goods, business or other activity.

8.03           Failure to Pay Taxes

               Should the Tenant fail to pay any taxes, rates, duties, charges or assessments which it is required or has herein covenanted to pay and which could constitute a lien, charge or encumbrance upon the Lands or the Premises, the Landlord, after the expiration often (10) days' notice to the Tenant within which such default has not been cured, may pay all or any of the same and all of such payments so made will constitute Rent forthwith payable by the Tenant to the Landlord, PROVIDED, HOWEVER, that the Tenant will have the right to contest the validity or amount of any such taxes, rates, duties, charges or assessments so long as such contestation could not involve or impend forfeiture, sale or disturbance of the Landlord's interest in the Premises, but upon the final determination of any contest, the Tenant will immediately pay and satisfy the amount thereof found to be due, if any, together with all costs, penalties or interest, and during the bona fide period of such contest the Tenant shall not be deemed in default hereunder. The Tenant may designate that taxes attributable to the Premises be or accrue for the support of separate schools, but the Tenant will thereupon reimburse the Landlord any increase in taxes that would otherwise be payable by the Landlord.


     8.04 Goods and Services Tax

               Despite any other section or clause of this Lease, the Tenant shall pay to the Landlord upon demand an amount equal to any and all Goods and Services Tax, it being the intention of the parties that the Landlord shall be fully reimbursed by the Tenant with respect to any and all Goods and Services Tax at the full tax rate applicable from time to time in respect of the Rent payable for the lease of the Premises pursuant to this Lease. The amount of the Goods and Services Tax so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be paid to the Landlord at the same time as the amounts to which such Goods and Services Tax apply and is payable to the Landlord under the terms of this Lease or upon demand at such other time or times as the Landlord from time to time determines. Despite any other section or clause in this Lease, the amount payable by the Tenant under this paragraph shall be deemed not to be Rent, but the Landlord shall have all of the same remedies for and rights of recovery of such amount as it has for recovery of Rent under this Lease. As referred to herein "Goods and Services Tax" means the tax imposed under part IX of the Excise Tax Act (Canada) or any similar tax hereafter imposed in substitution therefore or in addition thereto.


                                                 ARTICLE NINE
                                            Maintenance and Repair


     9.01 Maintenance


               The Tenant will maintain the Premises and the windows, doors and interior of the Premises in a neat, clean and well-repaired condition at all times, and in the event that the Tenant fails to clean upon notice so to do from the Landlord, the Landlord may clean the same and the Tenant will pay to the Landlord the costs thereof forthwith upon demand.


     9.02 Maintenance and Insurance


               The Tenant will at all times keep the Premises in such condition as to comply with federal, provincial, governmental and municipal laws and regulations and will not do or permit to be done, committed or omitted upon the Premises anything which will cause the rate of Insurance upon the Building or any part thereof to be increased. If the insurance rate should be thereby increased, the Tenant will pay to the Landlord on demand therefore, the amount by which the insurance premium shall be so increased.

     9.03 Common Facilities


               The sinks, toilets and urinals in the Premises or elsewhere in the Buildings shall not be used for any other purpose than that for which they were intended and the expense of any breakage, stoppages or any damage resulting from a violation of this provision shall be borne by the Tenant, who or whose employees, agents, customers, licensees or invitees have caused the breakage, stoppage or damage. The Tenant will pay for any structural Repairs and repairs to the Buildings required as a result of the use or occupation of the Premises or the Buildings by the Tenant or its employees, agents, customers, licensees or invitees.

9.04           Prohibition


               Save as provided for in this Lease, the Tenant, its employees, agents and licensees will not mark, paint, drill or in any way deface any walls, ceilings, partitions, floors, wood, stone, glass or other part of the Buildings or the Premises.


     9.05 Painting and Redecorating


               The Tenant will paint and redecorate as required, and maintain in good condition the interior of the Premises and any appurtenances thereto and any improvements now or hereafter erected or installed therein and will make all needed repairs and replacements for which the Landlord is not responsible hereunder, and damage by fire or the elements only excluded; PROVIDED that the Landlord will make available to the Tenant the benefits of all warranties and guarantees given or to be given to it which affect the obligation of the Tenant to repair the Premises. The Tenant will repair in accordance with the Landlord's notice so to do.


     9.06 Windows and Doors


               Without restricting the generality of the foregoing, the Tenant's obligation to repair will include any damage to or breakage of glass, plate glass, office windows, mouldings, signs, doors, hardware, partitions, walls, fixtures, lighting, heating, air conditioning, and plumbing fixtures, wiring and piping, ceilings, floors and thresholds forming part of the Premises or providing services exclusively to the Premises.


     9.07 Landlord's Remedy


               In the event the Tenant fails to maintain or repair as aforesaid the Landlord on not less than ten (10) days notice to the Tenant may make the repairs without liability to the Tenant for any loss or damage that may occur to the Tenant's merchandise, fixtures or other property or to the Tenant's business, and the Tenant will on demand reimburse the Landlord the cost thereof plus 20% of such cost for overhead and supervision.


     9.08 Entry to Landlord


               The Tenant covenants to permit the Landlord entry to the Premises at reasonable times during working hours, and at any time in the event of a situation considered by the Landlord to be an emergency, to inspect the state of repair of the Premises, to effect repairs to the Premises, to effect repairs or alterations pursuant to Article 9.10, or for any other purpose considered necessary by the Landlord.


     9.09 Permitted Alterations


     The Tenant may at any time at its expense paint and decorate the interior of the Premises and appurtenances thereof and make such changes, alterations, additions and improvements in and to the Premises, the appurtenances thereof and the facilities thereof as will in the judgement of the Tenant better adapt the same for the purpose of its business except that no structural changes and no alterations to the mechanical, heating, electrical, water or air conditioning systems or to Common Areas or to the exterior of the Premises shall be made without the written consent of the Landlord; PROVIDED that:


     (a) All such changes, alterations, additions and improvements will be subject to the approval of the Landlord, such approval not to be unreasonably withheld.

     (b) All such changes, alterations, additions and improvements will comply with all laws or regulations of any governmental authority; and

     (c) The Tenant will pay to the Landlord an increase in any insurance premium on any policy covering the building and appurtenances thereto and any increase in taxes payable by the Landlord to the extent that such increases are directly attributable to any action by the Tenant under this paragraph.

9.10           Landlord's Repairs

               The Landlord will have the right to make repairs, replacements, changes or additions to the equipment, appliances, pipes, conduits, ducts, or structures of any kind in the Premises where necessary to serve adjoining premises or other parts of the Building but in so doing will not disturb or interfere with the Tenant's operation of its business more than is reasonably necessary in the circumstances and in .so doing, the Landlord will make good any damage to the Premises so caused. The Landlord may make alterations, changes, additions or extensions to any part or component of the Building not in or forming part of the Premises in its unfettered discretion. -






     10.01 Surrender

               Upon the surrender of possession of the Premises to the Landlord at the termination hereof by affluxion of time or otherwise, the Tenant will restore and deliver the same in the condition in which the Tenant is required to maintain the same, subject to damage by perils in respect to which the Landlord maintains insurance to the extent such insurance compensates the Landlord for such damage.


10.02          .Leasing Signs

               The Landlord may, during the last 90 days of the term of this Lease, display on the Premises, in such manner as not to unreasonably interfere with the Tenant's business, signs that the Premises are available for lease and the Tenant agrees that such signs will remain unmolested upon the Premises.


10.03          Tenant's Improvements


               Upon the termination of this Lease, all alterations, additions or improvements which may have been made or installed by the Tenant upon the Premises whether with or without the Landlord's consent and which are attached to the floors, walls, or ceilings including carpeting and light fixtures will remain upon and be surrendered with the Premises as a part thereof without disturbance, molestation or injury and the same and any trade fixtures not removed by the Tenant shall be and become the property of the Landlord absolutely. The Tenant will at the expiration of the Term, to the extent requested by the Landlord, remove the alterations, additions, improvements or fixtures made or installed by the Tenant upon the Premises.


     10.04 Trade Fixtures

               Notwithstanding anything herein contained, the Tenant may install its usual trade fixtures in the usual manner, provided such installation does not damage the structure of the Buildings and, provided the Tenant has paid the Rent hereby reserved and performed and observed all the covenants and conditions herein contained, the Tenant will at the expiration or other determination of this Lease have the right to remove such trade fixtures, but will make good the damage caused to the Premises by such installation and removal.


                                                ARTICLE ELEVEN
                                            Indemnity and Liability


     11.01 Indemnification


               The Tenant will indemnify and save the Landlord harmless of; from and against any and all claims, demands, actions, loss, costs, damages or expenses whatsoever for which the Landlord shall or may become liable or incur or suffer by reason of any breach, violation or non-performance by the Tenant of any covenant, term or provision hereof or by reason of any mechanics' or other liens for any work done or materials provided or services rendered for improvements, alterations or repairs made by the Tenant to the Premises, or .by reason of any injury occasioned to or suffered by any person or damage to any property arising by reason of any wrongful act, neglect or default on the part of the Tenant or any of its employees, agents, contractors, customers, licensees invitees, or any other person permitted by the Tenant to be on the Premises. The Tenant will forthwith upon demand of the Landlord remove or cause to be removed any mechanics', builders' or other lien aforesaid noted or filed against or otherwise constituting an encumbrance on any title of the Landlord.


     11.02 Public Liability and Property Damage


               Notwithstanding anything to the contrary herein contained, the Landlord shall not be liable nor responsible in any way for any personal or consequential injury of any nature whatsoever that may be suffered or sustained by the Tenant or by any employees, agent, customer, licensee or invitees of the Tenant or any other person who may be upon the Premises, or for any loss or damage howsoever caused to any property belonging to the Tenant or to its employees, agents, customers, licensees, invitees or any other person while such property is in or about the Building, save such as is caused by the gross negligence of the Landlord or its servants, or agents. For greater certainty, but without restricting the generality of the foregoing, the Landlord shall not be liable for


     (a) any damage or damages of any nature whatsoever to any property caused by failure, by reason of breakdown or other cause, to supply adequate drainage, snow or ice removal, or by interruption or failure of any service or utility or elevator or escalator or other service, or by steam, water, rain, snow, or other substances leaking into, issuing or flowing into any part of the Premises, or from the water, steam, sprinkler or drainage, pipes or plumbing of the Building or from any other place or quarter, or for any damage caused by anything done or omitted to be done by any tenant;

     (b) any act, omission, theft, malfeasance or negligence on the part of any agent, contractor or person from time to time employed by the Landlord to perform janitor services security services, supervision or any other work in or about the Premises or the Building; or

     (c) loss or damage, however caused, to books, records, files, money, securities, negotiable instruments, papers or other valuables of the Tenant; and the Tenant will indemnify the Landlord against and from all loss, costs, claims or demands in respect of any injury, loss or damage referred to above.


                                                ARTICLE TWELVE
                                            Landlord's Obligations


     12.01 Heat and Ventilation

               The Landlord will, during normal business hours designated from time to time by the Landlord, provide in the Building heat and ventilation, and air conditioning where required, in such manner as to maintain comfortable conditions and will maintain an adequate supply of hot and cold water to any common washrooms in the Building for the normal use of the occupants thereof; PROVIDED that in the event the apparatus or equipment used for these purposes or any part thereof damaged, destroyed or impaired, the Landlord will have a reasonable time within which to repair or replace the apparatus or equipment and during that time shall only be required to maintain the most reasonable services and temperatures possible having regard to the circumstances.


     12.02 Common Area Maintenance


               The Landlord will make such repairs or replacements, and perform such maintenance to any elevator or escalator services in the Building, the heating, mechanical, electrical, plumbing and air conditioning apparatus and facilities therein (other than such apparatus and facilities as may form part of the Premises or may be the property of or installed by the Tenant), the parking, driveway and Common Areas of the Building, and damage to the Building caused by perils against which the Landlord maintains insurance. All of the foregoing shall be done by the Landlord as expeditiously as reasonably possible in the circumstances, provided that the Landlord shall not be liable for any direct or consequential damage to any person or property for any failure so to do, unless such loss or damage is caused by the willful act or neglect of the Landlord.

12.03          Landlord's Taxes


               The Landlord will pay the Landlord's Taxes saving and excepting any business tax, tax on personal property or income, licenses, fees or other taxes imposed upon the property, business or income of the Tenant.


     12.04 Cleaning and Janitorial Services


               The Landlord will provide cleaning and janitorial services, but the Landlord shall not be responsible for the negligent or dishonest acts on the part of the person or persons employed by the Landlord or its contractors to perform such work.


     12.05 Expense Apportioned


               Nothing in Articles 12.01, 12.02, 12.03 and 12.04 will derogate from the liability of the Tenant for maintenance and repair of the Premises as set forth in Article Nine.

     12.06 Structural Repairs

               The Landlord will make all Structural Repairs required to maintain the Buildings in such condition as to ensure the Tenant that it will be able to carry out the purpose for which this Lease is granted, such Structural Repairs to be carried out by the Landlord as expeditiously as reasonably possible in the circumstances, provided that the Landlord shall not be liable for any direct or consequential damage to any person or property for any failure so to do.


     12.07 Quiet Possession

               If the Tenant pays the rent hereby reserved and performs the covenants and obligations on its part, to be performed and observed pursuant to the provisions hereof; the Tenant may peaceably possess and enjoy the Premises for the term hereby granted without any interruption or disturbance from the Landlord or any other Person or persons lawfully claiming by, from or under it; PROVIDED that in no event will any alteration of Common Areas of the conduct of repairs or renovations or re-development by the Landlord of the exterior or interior of the Building, or the construction of additions to the Building, or the exercise by the Landlord of any of the rights provided to the Landlord hereby, constitute a breach of this covenant for quiet enjoyment or in any way relieve the Tenant of its obligations hereunder.

                                               ARTICLE THIRTEEN
                                                   Insurance


     13.01 Fire and Extended Coverage


               The Tenant will maintain in respect of its property on the Premises fire insurance with extended coverage and water damage insurance, including sprinkler leakage or discharge, and, where applicable, boiler and pressure vessel insurance Such insurance will cover all of the Tenant's improvements (including loss to those improvements to the Premises), furniture, fittings, fixtures, stock-in-trade and personal property in amounts equal to full replacement value without deduction for depreciation.


     13.02 Plate Glass


               Unless other provision satisfactory to the Landlord is made to cover loss in regard thereto, the Tenant will maintain insurance upon all glass and plate glass in or forming part of the Premises against breakage or damage from any cause including the elements, war and riots and civil commotion. Notwithstanding anything to the contrary in this Lease contained, the Tenant will repair or replace any damaged or broken glass or plate glass in or forming part of the Premises, regardless of the cause of the damage or breakage.

13.03          Liability


               The Tenant will maintain for the mutual benefit of the Landlord and the Tenant comprehensive general liability insurance providing insurance coverage against claims for personal injury, death, property damage, products liability, contractual liability, non-owned automobile liability, and tenant's legal liability with respect to the occupancy by Tenant of the Premises. Such insurance will provide coverage to the limit of not less than $2,000,000.00 inclusive per occurrence.


     13.04 Lease Insurance


               The Landlord reserves the right at any time to require the Tenant to forthwith apply to the Mortgage Insurance Company of Canada or similar company for a policy of lease guarantee insurance for the term of the Lease and any extensions thereof in an amount sufficient to insure the Gross Annual Rent for the time being in force and any escalation of Gross Annual Rent which may be set out in the Lease, the cost of such insurance to be borne by the Tenant. If the Tenant is unable to obtain lease guarantee insurance then the Landlord may terminate the Lease. If the Landlord shall exercise its right pursuant to this Article and the Tenant shall obtain and maintain such Lease guarantee insurance, the Landlord shall apply to the cost of such insurance, upon receipt from the Tenant, an amount equal to 5% of Gross Annual Rent payable hereunder by the Tenant to the Landlord in accordance with Article 8.04.


     13.05 Increase in Premiums

               The Tenant will pay to the Landlord on demand therefore any increase in the cost to the Landlord of maintaining or placing insurance upon on in respect of the Building if such increase in cost relates directly or indirectly to the use or occupation by the Tenant or its servants or agents of the Premises.


     13.06 Waiver of Subrogation


               The policies of insurance to be maintained by the Tenant pursuant to the provisions of this Article Thirteen will name the Landlord and the Tenant as insured parties with a cross-liability clause and will contain a clause that the insurer will not cancel or change or refuse to renew the insurance without first giving the Landlord 30 days prior written notice. The Tenant will, upon the request of the Landlord, provide the Landlord with proof of the placement and maintenance of the insurance hereinbefore referred to, and due payment of the premiums for such insurance.


     13.07 Landlord's Insurance


               The Landlord will take out and maintain insurance of such types and in such amounts as may reasonably be carried by a prudent owner including, but not limited to, insurance against loss by fire, extended coverage and supplemental risk insurance, boiler and pressure vessel insurance, general liability insurance, and insurance upon the Landlord's total income from the Building including total Gross Annual Rents, contingent rent and Additional Charges.


     13.08 Cancellation


               If any insurance policy upon the Building, or the Premises or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled, or the coverage thereunder reduced in any way by the insurer by reason of the use and occupation of the Premises or any part thereof by the Tenant or by any sub-tenant or anyone permitted by the Tenant to be upon the Premises, and if the Tenant fails to remedy the condition giving rise to cancellation, threatened cancellation, or reduction of coverage within 24 hours after notice thereof by the Landlord, the Landlord may, at its option, either:


     (a) terminate this Lease forthwith by notice in writing to the Tenant of its intention so to do, in which case the Rent for which the Tenant is liable under this Lease to the date of such termination, together with the Gross Annual Rent which would otherwise have been payable by the Tenant for the 12 months next following the date of such termination, shall be paid in full by the Tenant to the Landlord, and the Tenant will immediately deliver up vacant possession of the Premises to the Landlord; or

(b) enter upon the Premises and remedy the condition giving rise to such cancellation, threatened cancellation, or reduction (entry for such purposes being hereby authorized), in which case the Tenant will forthwith upon demand therefore pay the cost thereof; plus 20% for overhead and administration, to the Landlord and the Tenant will indemnify and save harmless the Landlord from all claims, demands, loss or damage to any person or property arising out of such action of the Landlord.


     13.09 Landlord's Remedies


               The policies of insurance to be maintained by the Tenant pursuant to the provisions of this Article Thirteen shall be in a form, and with insurers, acceptable to the Landlord, and if the Tenant fails to take out or maintain any insurance required to be maintained by the Tenant pursuant to this Article, or should any such insurance not be approved as to form or insurer by the Landlord, or should the Tenant fail, upon the request of the Landlord, to provide to the Landlord proof of the placement and maintenance of the insurance hereinbefore referred to, the Landlord will have the right without assuming any obligation in connection therewith, to effect such insurance at the sole cost of the Tenant and all expenses incurred by the Landlord in effecting such insurance shall be payable by the Tenant to the Landlord on the first day of the month next following the date of payment thereof by the Landlord without prejudice to any other rights or remedies of the Landlord under this Lease.



                                               ARTICLE FOURTEEN
                                         Partial and Total Destruction


     14.01 Partial Destruction


               In the event of Partial Destruction of the Premises by fire, the elements or other cause or casualty, then in such event if the Partial Destruction is such in the opinion of the Landlord's Architect that the Premises cannot be used for the Tenant's business until repairs, all Rent payable by the Tenant hereunder will abate until the repair has been made. If such Partial Destruction is such that in the opinion of the Landlord's Architect the Premises may be partially used for the Tenant's business while the repairs are being made, then the Rent will abate in the proportion that the part of the Premises rendered unusable bears to the whole of the Premises provided that if the part rendered unusable exceeds one-half of the area of the Premises there shall be a total abatement of Rent until the repairs have been made unless the Tenant with the permission of the Landlord, in fact uses the undamaged part, in which case the Tenant will pay proportionate Rent for the part so used. The certificate of the Landlord's Architect as to whether the whole of a part of the Premises is rendered unusable, certifying to the extent of the part rendered unusable shall be binding and conclusive upon both Landlord and Tenant for the purposes hereof. Notwithstanding anything in this paragraph contained, if in fact the Partial Destruction is repaired within 14 days of the date of Partial Destruction, there shall be no abatement of Rent. In the event of Partial Destruction, the Landlord and Tenant each covenant that they will forthwith repair and restore the Premises to the extent of their respective obligations to repair the same, to substantially the condition the same were prior to such Partial Destruction and to complete its repairs diligently. The abatement of Rent will not extend beyond the date by which the Landlord reasonably believes the Tenant should have completed its repairs. Provided further that the Landlord shall not in any such event be liable to the Tenant by reason of inconvenience of annoyance arising from the necessity of repairing, altering or improving any portion of the said Premises however the necessity may occur. It is expressly understood and agreed that the obligation of the Landlord to rebuild and restore the Premises shall extend to or be deemed to include the rebuilding or restoring of any alterations, partitions, additions, extensions, equipment or installations made by the Tenant upon the Premises.

14.02          Total Destruction

               In the event of the Total Destruction of the Premises by fire, the elements or other cause or casualty, then in such event this Lease will terminate with effect from the date when such Total Destruction occurs. Thereupon the Tenant will immediately surrender the Premises and all its interest therein to the Landlord and the Tenant will pay Rent only to the time of such Total Destruction and the Landlord may re-enter and repossess the Premises discharged to this Lease. Upon such termination, the Tenant will remain liable to the Landlord for all sums accrued due to the Landlord pursuant to the terms hereof to the date of such Total Destruction. The certificates of the Landlord's Architect certifying that Total Destruction has occurred shall be binding and conclusive upon both Landlord and Tenant for the purposes hereof.

     14.03 Damage to Building

               Notwithstanding the foregoing provisions concerning Total or Partial Destruction of the Premises, in the event of destruction of the Building (and whether or not the Premises are destroyed) to such a material extent or of such a nature that, for whatever reason, in the opinion of the Landlord the Building must be or should be totally or partially demolished, whether to be reconstructed in whole or in part or not, then the Landlord may at its option (to be exercised within 90 days from the date of such destruction) give notice to the Tenant that this Lease is terminated with effect from the date stated in the notice. If the Tenant is able to effectively use the Premises after the destruction, such date shall be not less than 30 days from the date of notice. If the Tenant is unable to effectively use the Premises after the destruction, the date given in the notice shall be the date of destruction. Upon such termination, the Tenant will immediately surrender the Premises and all its interest therein to the Landlord and the Rent will abate (if not already abated) and be apportioned to the date of termination and the Tenant will remain liable to the Landlord for all sums accrued due pursuant to the terms hereof to the date of termination. The Landlord will determine whether the Premises can or cannot be effectively used by the Tenant and its certificates thereon shall be binding and conclusive upon both Landlord and Tenant for the purposes hereof.

     14.04 Damages of Tenant

               in none of the situations contemplated by Articles 14.01, 14.02, or 14.03 will the Tenant have any claim upon the Landlord for any damages sustained by the Tenant.

                                                ARTICLE FIFTEEN
                                          Assignment and Sub-Letting

     15.01 Consent Required

               The Tenant will not assign this Lease, nor sub-let the whole or any part of the Premises save for the purposes herein permitted and then only with leave of the Landlord, which leave shall not be unreasonably withheld; PROVIDED that no such assignment or sub-letting shall:

     (a) in any manner or extent release or relieve the Tenant from the performance or observance of any of its covenants or obligations hereunder;

     (b) be made other than to responsible persons, firms, partnerships or bodies corporate who undertake to perform and observe the obligations of the Tenant hereunder;

     (c) be made to any person, firm, partnership or body corporate who intend to or do use the Premises for any business or use which the Landlord is obliged to restrict or prohibit by reason of any other lease or contract;


               The Tenant acknowledges that the Landlord's consent to an assignment or sub-letting may be reasonably withheld by reason of the financial background or status or the business history of the proposed assignee or sub-tenant. If the Landlord shall agree to consent to an assignment or sub-letting by the Tenant, then the Tenant's solicitors will prepare the required documentation to submit to the Landlord for formal written consent, the Tenant to bear all costs of the preparation of such documentation.


     15.02 Unauthorized Assignment or Sub-Lease


     In the event the Tenant assigns, or purports or attempts to assign, this Lease or any part thereof; or sub-let the whole or any part of the Premises, without the prior consent of the Landlord, then at the option of the Landlord all Gross Annual Rent reserved in this Lease from the date of such act or purported or attempted act to the expiration date of this Lease will immediately become due and payable to the Landlord, or this Lease my be terminated by the Landlord by notice of termination to the Tenant, either of which notices may be given at any time prior to 60 days of the later of the date of the Landlord ascertaining or being advised by notice that such sale or other disposition or change of control or management has occurred. Notice of termination will state the date on which the Lease will terminate, which date shall be not less than 30 nor more than 90 days following delivery of the notice, and on the date so stated the Tenant will pay all Rent due hereunder to the stated date, and deliver up vacant possession of the Premises. The Landlord may as a condition precedent to any consent it may give to an assignment hereof or sub-letting of the Premises, require the said balance of Gross Annual Rent for the remainder of the term to be immediately paid, unless security to the satisfaction of the Landlord for due payment thereof is provided by the Tenant or by the assignee or sub-tenant.

15.03             Change of Corporate Control


               If the Tenant is a corporation, other than a corporation whose shares are listed on any recognized exchange, effective management or control of the corporation shall not be changed directly or indirectly by any sale, encumbrances or other disposition of shares or otherwise howsoever, without first obtaining the leave of the Landlord; PROVIDED that the Landlord's leave shall not be required:

     (a) for any sale or other disposition of shares by the present shareholders of the Tenant to and between themselves;

     (b) for any transmission of shares on death or by operation of law;

     (c) where control of the Tenant corporation is to pass to persons, firms, partnerships or corporations who would not be precluded from accepting an assignment of this Lease under the conditions set forth in Article 15.01.

               If such management or control changes without leave being obtained (save as herein provided) then at the option of the Landlord all Gross Annual Rent reserved in the Lease from the date of notice by the Landlord to the expiration of this Lease shall immediately become due and payable to the Landlord, or this Lease may be terminated by the Landlord by notice of termination to the Tenant, either of which notices may be given at any time prior to 60 days of the later of the date of the Landlord ascertaining or being advised by notice that such sale or other disposition or change of control or management has occurred. Notice of termination will state the date on which the Lease will terminate, which date shall be not less than 30 or more than 90 days following delivery of the notice, and on the date so stated the Tenant will pay all Rent due hereunder to the stated date, and deliver up vacant possession of the Premises.

                                 ARTICLE SIXTEEN
                                      Sale or Mortgage

16.01          Landlord Relieved

               In the event of a sale or transfer or lease or mortgage of; or the raising of funds charged upon the interest of the Landlord in the lands or the Buildings by the Landlord, this Lease may be assigned by the Landlord to an Encumbrancer. In the event of any such sale, transfer or lease, or the assignment of this Lease or any interest of the Landlord therein, and to the extent the Encumbrancer may agree with the Landlord or the Tenant to be bound by the covenants and obligations of the Landlord hereunder, the Landlord shall, without further written agreement, be relieved and released from any and all liability subsequent to the date of the transaction in respect of such covenants and obligations. In the event of any Encumbrancer going into possession of the Lands or the Buildings, the Tenant will, at the request of such Encumbrancer, attorn to and become the Tenant of such Encumbrancer.

16.02          Postponement and Subordination

               On request from the Landlord or any Encumbrancer, at any time and from time to time, the Tenant will promptly execute and deliver any instrument or further assurance reasonably required to:

     (a) postpone and subordinate this Lease to such Encumbrancer to the intent and effect that this Lease and all the rights of the Tenant shall be subject to the rights of such Encumbrancer as though the same existed prior to the making of this Lease; and

     (b) attorn to the Encumbrancer and become bound to the Encumbrancer as Tenant of the Premises for the then unexpired term of this Lease, and upon the conditions herein set forth.

               No attornment or subordination aforesaid by the Tenant will have the effect of disturbing the Tenant's occupation and possession of the Premises if the Tenant is not in default hereunder and complies and continues to comply with all the covenants, terms and conditions hereof.

16.03          Estoppel Certificate

               Within five (5) days after request therefore by the Landlord or an Encumbrancer, the Tenant will promptly execute and deliver a certificate or acknowledgment certifying or acknowledging (if such be the case) that this Lease is in full force and effect and unamended, that Rent is paid currently without any defenses or offsets thereto, that the Tenant is in possession, that there are no prepaid rents or security deposits other than those set out therein, that there are no uncured defaults by the Landlord and providing such other information as may reasonably be required, including a copy of the Tenant's most recent audited financial statements or such other financial information as may reasonably be required by an Encumbrancer to enable the Encumbrancer to make investment decisions on the basis of good business practice provided that no information need be provided which the Tenant reasonably believes would provide undue disclosure concerning its business operations to the possible benefit of a competitor. The Tenant hereby irrevocably appoints the Landlord as attorney-in-fact for the Tenant with full power and authority to execute and deliver in the name of the Tenant any of the above certificates or acknowledgments. If ten (10) days after the date of a request by the Landlord to execute such certificates or acknowledgments the Tenant has not executed the same, the Landlord may, at its option, cancel this Lease without incurring any liability on account thereof and the term hereby granted is expressly limited accordingly.

                                               ARTICLE SEVENTEEN
                               Landlord's Remedies

17.01          Severability


               Should any provision of this Lease be or become illegal or not enforceable it shall be considered separate and severable from the Lease and the remaining provisions will remain in force and be binding upon the parties hereto as though the said provision had not been included.

17.02          Waiver


     No act or omission of a party, nor any condonment , excusing or overlooking by a party of any default, breach or non-observance by the other at any time or times in respect of any covenant, proviso or condition herein contained, will operate as a precedent nor as a waiver of that party's rights hereunder in respect of any subsequent default, breach or non-observance, nor so as to defeat or affect in any way the rights of the party in respect of any subsequent default, breach or non-observance

17.03          Interest


               The Tenant will pay to the Landlord interest at a rate of 2% per month upon all Rent required to be paid hereunder from the due date for payment thereof until the same is fully paid and satisfied, and the Tenant will pay and indemnify the Landlord for and against all costs and charges (including legal fees on a solicitor-client basis, and disbursements) lawfully and reasonably incurred in enforcing payment thereof or in obtaining possession of the Premises after default of the Tenant or upon expiration or earlier termination of the term of this Lease, or in enforcing any covenant, proviso or agreement of the Tenant herein contained

17.04          Performance by Landlord


     If the Tenant should fail to perform any of the covenants or obligations of the Tenant under this Lease, the Landlord may at its option and discretion, from time to time perform or cause to be performed the covenant or obligation or an part thereof in respect of which the Tenant is in breach, and for such purpose the Landlord may make any payment or may do or cause to be done such things as may be required to fulfill the Tenant's covenant or obligation, and for the purposes aforesaid the Landlord shall be entitled to enter upon the Premises. All expenses, costs and expenditures (including legal fees on a solicitor-client basis and disbursements) incurred by the Landlord in performance of any of the covenants or obligations of the Tenant hereunder shall forthwith on demand therefore be paid by the Tenant, and may be recovered by all remedies available to a landlord for recovery of rent in arrears, and the Landlord shall not be liable for any loss or damage to the Tenant's property or business caused by reasonable and responsible acts of the Landlord in performing any of the covenants or obligations of the Tenant.

17.05 Events of Default and Consequences

If and whenever:

(a) The rent hereby reserved, or any part thereof; be not paid when due; or

     (b) The term hereby granted, or any goods, chattels or equipment of the Tenant, be taken or exigible in execution or in attachment or if a writ of execution issues against the Tenant; or

     (c) The Tenant becomes insolvent or commit and act of bankruptcy or takes the benefit of any Act that may be in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary winding-up proceedings or if a receiver be appointed for the business, property, affairs or revenues of the Tenant; or

     (d) The Tenant makes a bulk sale of its goods or moves or commences, attempts or threatens to move its good, chattels and equipment out of the Premises (other than in the routine course of its business) or ceases to conduct business from the Premises, or

     (e) The Tenant does not observe, perform and keep each and every of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by the Tenant and persists in such failure after seven (7) days notice by the Landlord requiring that the Tenant remedy, correct, desist, or comply (or in the case of any such breach ~which reasonably would require more than seven (7) day notice period and thereafter promptly and diligently and continuously proceeds with the rectification of the breach);


then and in any of such cases, at the option of the Landlord, the full amount of the current month's and next ensuing three months' Gross Monthly Rent and all other Additional Charges for the current month, shall immediately become due and payable and the Landlord may immediately distrain from the same and any arrears of Gross Monthly Rent or Additional Charges then unpaid, and the Landlord may without notice or any form of legal process forthwith re-enter upon and take possession of the Premises or any part thereof and remove and sell the Tenant's goods, chattels and equipment therefrom, any rule of law or equity to the contrary notwithstanding; and the Landlord may seize and sell such goods, chattels and equipment of the Tenant as are in the Premises or at any place to which the Tenant or any other person may have removed them in the same manner as if they had remained and been distrained upon the Premises; and such sale may be effected in the discretion of the Landlord either by public auction or by private agreement, and either in bulk or by individual item, or partly by one means and partly by another, all as the Landlord in its entire discretion may decide.

17.06          Distress


               The Tenant hereby agrees with the Landlord that notwithstanding anything in any statute in force limiting or abrogating the right of distress or in any other statute in that regard which may hereafter be passed, none of the Tenant's goods or chattels on the Premises at any time during the continuance of the term shall be exempt from levy by distress for Rent in arrears and that upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord this Lease may be pleaded as an estoppel against the Tenant in any action brought to test the right to the levying upon any such goods as are named as exempted in any such statute, the Tenant waiving as it hereby does, all and every benefit that could or might have accrued to the Tenant under and by virtue of any such statute, but for this Lease. The Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of the Tenant being evicted or dispossessed for any cause or in the event of the Landlord obtaining possession of the Premises, by reason of the violation by the Tenant of any of the covenants or conditions of this Lease or otherwise.

17.07          Re-Entry and Damages


               If and whenever the Landlord is entitled to re-enter the Premises, or does re-enter the Premises, the Landlord may either terminate this Lease by giving written notice of termination to the Tenant, or by posting notice of termination in the Premises, and in Such event the Tenant will forthwith vacate and surrender the Premises or alternatively, the Landlord may from time to time without terminating the Tenant's obligations under this Lease, make alterations and repairs considered by the Landlord necessary to facilitate a sub-letting, and sub-let the Premises or any part thereof as agent of the Tenant for Such term or terms and at such rental or rentals and upon such other terms and conditions as the Landlord in its reasonable discretion considers advisable. Upon each sub-letting all rent and other moneys received by the Landlord from the sub-letting will be applied, first to the payment of indebtedness other than Rent due hereunder from the Tenant to the Landlord, second to the payment of costs and expenses of the sub-letting including brokerage fees and solicitors' fees and costs of the alterations and repairs, and third to the payment of Rent due and unpaid hereunder. The residue, if any, will be held by the Landlord and applied in payment of future Rent as it becomes due and payable. If the Rent received from the sub-letting during a month is less than the Rent to be paid during that month by the Tenant, the Tenant will pay the deficiency to the Landlord. The deficiency will be calculated and paid monthly. No re-entry by the Landlord will be construed as an election on its part to terminate this Lease unless a written notice of that intention is given to the Tenant. Despite a sub-letting without termination, the Landlord may elect any time to terminate this Lease for a previous breach. If the Landlord terminates this Lease for any breach, the Tenant will pay to the Landlord on demand therefore:


     (a) Gross Monthly Rent up to the time of re entry or termination, whichever is later, plus accelerated Rent as provided for in Article 17.05;

     (b) all Additional Charges payable by the Tenant pursuant to the provisions hereof up until the date of re- entry or termination whichever is later;

     (c) such expenses as the Landlord may incur or have incurred in connection with reentering or terminating and reletting, or collecting sums due or payable by the Tenant or realizing upon assets seized including brokerage expense, legal fees and disbursements determined on a solicitor-client basis, and including the expense of keeping the Premises in good order and repairing or maintaining the same or preparing the Premises for re-letting; and

     (d) as liquidated damages for the loss of Rent and other income of the Landlord expected to be derived from this Lease during the period which would have constituted the unexpired portion of the term had it not been terminated, the amount, if any, by which the rental value of the Premises for such period established by reference to the terms and provisions of this Lease, exceeds the rental value of the Premises for such period established by reference to the terms and provisions upon which the Landlord re-lets them, if such re-letting is accomplished within a reasonable time after termination of this Lease and otherwise with reference to all market and other relevant circumstances.

               Rental value is to be computed in each case by reducing to present worth at an assumed interest rate of 10% per annum all Rent and other amounts to become payable for such period and where the ascertainment of amounts to become payable requires it, the Landlord may make estimates and assumptions of fact which will govern unless shown to be unreasonable or erroneous.

17.08          Remedies Cumulative


           No reference to nor exercise of any specific right or remedy by the Landlord will prejudice or preclude the Landlord from exercising any other remedy provided by this Lease or allowed at law or in equity. No remedy provided to the Landlord by this Lease or at law or in equity shall be exclusive or dependent upon any other such remedy, and the Landlord may, from time to time, exercise anyone or more such remedies independently or in combination.

17.09      Landlord's Expenses Enforcing Lease


               If it shall be necessary for the Landlord to retain the services of a solicitor or any other proper person for the purpose of assisting the Landlord in enforcing any of its rights hereunder in the event of default on the part of the Tenant, it shall be entitled to collect from the Tenant the cost of all such services including all necessary Court proceedings to trial and on appeal on a solicitor and own client basis as if the same were rent reserved and in arrears hereunder.


                              ARTICLE EIGHTEEN
                                Expropriation

18.01          Expropriation


                     If at any time during the term of this Lease the whole or a portion of the Building or the Common Areas (whether or not including the Premises) are expropriated by right or exercise by any competent authority of powers of expropriation, the parties hereto shall each be entitled to separately advance their claims for compensation for the loss of their respective interest in the Premises and shall be entitled to receive and obtain such compensation as may be awarded to each respectively. If an award of compensation made to the Landlord specifically includes an award for the Tenant, the Landlord will account therefore to the Tenant and if an award of compensation made to the Tenant specifically includes an award for the Landlord, the Tenant will account therefore to the Landlord. Upon termination of the Lease by expropriation or other operation of law, the Tenant will forthwith pay the Landlord the Rent, and all other charges which may be due to the Landlord up to the date of such termination. The Tenant will have no claim upon the Landlord up to the date of such termination. The Tenant will have no claim upon the Landlord for the value of its property expropriated or the unexpired term of the Lease, or for any other damages, costs, losses or expenses whatsoever. The Landlord and Tenant agree to cooperate one with the other in respect of any expropriation of all or any part of the Premises or the Building, so that each may receive the maximum award in the case of any expropriation to which they are respectively entitled in law. In the event that any portion or portions of the Building other than the Premises shall be expropriated as aforesaid, then the full proceeds accruing therefrom or awarded as a result thereof; will ensure to the benefit of and belong to the Landlord.


                                               ARTICLE NINETEEN
                                                 Common Areas

19.01          Control of Common Areas


               All Common Areas shall at all times be subject to the exclusive control and management of the Landlord. The Landlord will operate and maintain the Common Areas of the Building in such manner as the Landlord, in its sole discretion, from time to time determines. Without restricting or limiting the generality of the foregoing, the Landlord will have the right, in the control, management and operation of the Common Areas to:

     (a) construct, maintain and operate lighting, heating, ventilating and air conditioning in all or any parts of the Common Areas;

     (b) police and supervise all or any part o parts of the Common Areas;

     (c) grant, modify and terminate easements or other agreements pertaining to the use and maintenance of all or any part or parts of the Common Areas;

     (d) obstruct or close off all or any part of the Common Areas or parts thereof for the purpose of maintenance, reconstruction, construction or repair and for the purpose of providing security or to prevent the accrual of rights therein to any person;

               (e) use of the Common Areas from time to time for merchandising, display, decorations, entertainment and structures designated for special features and promotional activities;

     (f) from time to time change the area, level, location, arrangement and use of the Common Areas;

     (g) construct other buildings, structures or improvements in the Common Areas and make alterations thereof or additions thereto or subtractions therefrom or rearrangements thereof; and build additional storeys on any Building or Buildings and build adjoining same;

     (h) construct elevated or underground parking facilities.

19.02          License


               All Common Areas which the Tenant may be permitted to use and occupy are to be used and occupied for the purposes for which they were intended under a revocable license, and if the area of the Common Areas be diminished, the Landlord shall not be subject to any liability nor shall the Tenant be entitled to any compensation, damages, or diminution or abatement of rent, nor shall such diminution of such Common Areas be deemed constructive or actual eviction, or a breach of any covenant for quiet enjoyment set forth herein


                                   ARTICLE TWENTY
                                      Guarantee

20.01          GUARANTEE - INTENTIONALLY DELETED

                                              ARTICLE TWENTY-ONE
                                                 Over-Holding
21.01          Over-Holding


               In the event the Tenant remains in possession of the Premises after the expiration of this Lease and without the execution and delivery of a new lease, the Landlord may re-enter and take possession of the Premises and remove the Tenant therefrom and the Tenant will, in the event of such over-holding, be deemed to be occupying the Premises as a tenant from month to month at a monthly rental payable in advance on the first day of each month equal to twice the highest Rent actually paid in any month during the term of this Lease, subject to all of the covenants, agreements, conditions, provisos and obligations of this Lease insofar as the same are applicable to a month to month tenancy, and a tenancy from year to year will not be created by implication of law.


                                              ARTICLE TWENTY-TWO
                                                    Notice

22.01          To Landlord


               Any notices herein provided or permitted to be given by the Tenant to the Landlord shall be sufficiently given if mailed by registered mail, postage prepaid, address to the Landlord do Colliers Macaulay Nicolls Inc., 16th Floor, Granville Square, 200 Granville Street, Vancouver, British Columbia Canada V6C 2R6, with a copy to C.T. Management Corporation, Suite 300, 905 West Fender Street, Vancouver, BC, V6C 1L6.


22.02          To Tenant


               Any notices herein provided or permitted to be given by the Landlord to the Tenant shall be sufficiently given if:


     (a) written or printed copy of such notice is delivered to the Tenant at the Premises or posted upon a door of the Premises; or

     (b) a written or printed
copy of such notice is mailed by registered mail, postage prepaid, addressed to the Tenant at the Premises.

22.03          Deemed Receipt


               All notices given as aforesaid shall be conclusively deemed to have been given, and received by the party to whom such notice was directed, on the day on which such notice was received at the addresses as aforesaid, or on the day on which such notice is delivered or affixed as aforesaid.

22.04          Change of Address


               Either party hereto may at any time in the manner provided above give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.


                                             ARTICLE TWENTY-THREE
                                                 Force Majeure

23.01          Force Majeure

               In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labour troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for a period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this paragraph shall not operate to excuse the Tenant from the prompt payment of Rent nor entitle the Tenant to compensation for any inconvenience, nuisance of discomfort thereby occasioned.


                                              ARTICLE TWENTY-FOUR
                                      Prepaid Rental and Security Deposit

24.01          Prepaid Rent


               The Landlord acknowledges having received payment from the Tenant of the sum of Nine Thousand Six Hundred Seventy Seven and 03/100 Dollars ($9,677.03) which sum shall be applied in payment of the Gross Monthly Rent and GST payable by the Tenant hereunder for the first month of the term hereof.

24.02          Security Deposit


               The Landlord acknowledges having received payment from the Tenant of the sum of Ten Thousand Six Hundred Ninety Seven and 26/100 Dollars ($10,697.26) as partial consideration for the execution by the Landlord of this Lease, and such sum shall be held by the Landlord, without liability for interest, as security for the faithful performance by the Tenant of all the terms, covenants and conditions of this Lease, and if at any time during the term of this Lease the Rent payable by the Tenant hereunder is overdue and unpaid then the Landlord may at its option apply any portion of such security deposit toward the payment of such overdue Rent without thereby limiting or excluding any other right which the Landlord may have hereunder or at law, and if such security deposit is not so applied during the term hereof then such sum shall be applied toward payment of the Gross Monthly Rent payable by the Tenant for the last month(s) of the term hereto. In the event the entire security deposit or any portion thereof is applied by the Landlord towards the payment of overdue Rent then the Tenant will on the written demand of the Landlord forthwith remit to the Landlord such sum as is sufficient to restore such security deposit to the original sum deposited. In the even any portion of the security deposit is then remaining, it shall be applied to the Tenant's last months Gross Monthly Rent and GST payable hereunder.


                                              ARTICLE TWENTY-FIVE
                                                 Miscellaneous

26.01          Time of Essence
               Time shall be of the essence hereof

26.02          Amendment


               This Lease shall not be or be deemed or construed to be modified or amended, except by an instrument in writing signed by the parties hereto, specifically asserting that the Lease is thereby amended.

26.03          Entire Agreement

               Subject to the provisions of any written collateral agreements this Lease contains the entire agreement between the parties which is admitted so that they shall be forever estopped from asserting to the contrary that there is any representation, condition, precedent or warranty whatsoever to the within Lease. Any offer to lease made by the Tenant to the Landlord in respect of the Premises shall be merged in this Agreement except to the extent that such offer to lease specifically provides for non-merger of its terms in this Lease, and execution hereof by the Tenant shall constitute an acknowledgment from the Tenant that the Landlord's obligations have been fully performed and satisfied to the extent stated herein. Delivery of an unsigned copy of this Lease to the Tenant, notwithstanding insertion of all particulars in the Lease and presentation of any cheque or acceptance of any monies by the Landlord given by the Tenant as a deposit, does not constitute an offer by the Landlord and no contractual or other legal right shall be created between the parties hereto until this Lease has been fully executed by both parties and delivery has been made of an executed copy of this Lease to the Tenant.

26.04          Captions and Headings


               The captions, paragraph or section numbers and headings appearing in this Lease are inserted only as a matter of convenience and in no way define, limit or describe the scope or intent of this Lease nor any part hereof.

26.05          Interpretation


               Wherever the neuter, singular number or a gender is used in this instrument the same shall be construed as including the plural and the masculine, feminine and neuter respectively where the fact or context so requires; and in any case where this Lease is executed by more than one Tenant, all covenants and agreements therein contained shall be construed and taken as against such executing Tenants as joint and several; and the heirs, executors, administrators, successors and assigns of each Tenant executing this Lease shall be jointly and severally bound by the covenants, agreements, stipulations and provisos herein contained. The covenants, agreements, stipulations and provisos herein stated shall be in addition to those granted or implied by Statute. Wherever the word "Landlord" is used in this Lease, such word shall be deemed to include the Landlord and its duly authorized representatives.

26.06          Acceptance

               The Tenant does hereby accept this Lease of the Lands, to be held by the Tenant as tenant, and subject to the conditions, restrictions and covenants above set forth.

26.07                Inurement

               These presents and everything herein contained shall, except where otherwise provided, be binding upon and enure to the benefit of the parties hereto and the successors and assigns of the Landlord, and the heirs, executors, administrators and approved successors and assigns of the Tenant and the Guarantor, and this Lease shall be interpreted under and be governed by the laws of the Province of British Columbia and the courts of that Province will have sole jurisdiction to adjudicate on such matters, and the parties hereto submit to such jurisdiction.

26.08              Special Clauses

     (a) The Tenant accepts the Premises "as is". Any alterations the Tenant wishes to carry out shall comply with the terms of this Lease and the Tenant shall obtain any applicable approvals of the local Municipal Authority and of the Landlord's architects, mechanical, electrical and structural consultants, at the Tenant's cost. (b) For the purposes of planning and the construction of its leasehold improvements, the Tenant shall have access to the Premises prior to the Commencement Date from the execution of this Lease. During this period, the Tenant shall not be obligated to pay any Gross Monthly Rent, but shall abide by all other terms of this Lease.




                IN WITNESS WHEREOF the parties hereto have executed this Lease by affixing their corporate seals by their authorized officers in that behalf; or by the Tenant's signature hereto, or by the Guarantor's signature hereto, as of the day and year first above written.

  THE CORPORATE SEAL of
  C.T. MANAGEMENT CORPORATION
  was hereunto affixed in the presence of

  -----------------------------------
  Authorized Signatory

  THE CORPORATE SEAL OF
  DSI DATOTECH SYSTEMS INC.
  was hereunto affixed in the presence of:


  --------------------------------
  Authorized Signatory

                                                   SCHEDULES

  Schedule A Definitions

  THIS IS SCHEDULE "A" TO THE LEASE AGREEMENT

  DATED JULY 25, 2000


  BETWEEN:


                                          C.T. MANAGEMENT CORPORATION


                                                   Landlord


  AND:
                                           DSI DATOTECH SYSTEMS INC.


                                                    Tenant



                In the Lease, including all schedules thereto:

     (a) "Additional Charges" - means all such amounts other than Gross Annual Rent or Additional Rent as are payable by the Tenant pursuant to the provisions of the Lease;

     (b) "Additional Rent" - means the amount payable by the Tenant for any additional work performed by the Landlord specifically for the Tenant other than Landlord's Work and any excess or additional costs in the Landlord's Work occasioned by the Tenant's requirements;

     (c) "Allowance in Kind" - means that portion of the Tenant's Work, if any, to be performed by the Landlord at the sole cost of the Landlord;

     (d) "Building" - means the building in which the Premises are situated;

     (e) "Cash Allowance" - means that allowance, if any, to be contributed by the Landlord to the Tenant towards the cost to the Tenant of performing the Tenant's Work;

     (f) "Commencement Date" - means the earlier to occur of the three dates referred to in Article 3.01 with reference to commencement of the term of the Lease;

     (g) "Common Areas" - includes all areas, facilities, utilities, improvements, equipment and installations of the Building which are from time to time provided to be used in common by, or for the common benefit of; any two or more of the Landlord, the Tenant, other tenants or space in the Building, employees and customers of tenants of the Building, and all others entitled to the use or benefit of such areas, facilities, utilities, improvements, equipment and installations and, without restricting the generality of the foregoing, includes;

     i. all parking areas, access roads, employee parking areas, truck courts, driveways, loading docks and areas, pedestrian sidewalks, landscaped or planted areas exterior to the Building, bus stops, exterior weather walls, roofs, entrances to and exits from the Building and the plumbing, mechanical, electrical, heating and air conditioning systems serving the Building and all of the components thereof; and

     ii. all interior walls not required to be maintained by tenants of the Building, all space in all enclosed malls, courts and ramps, landscaped and planted areas contained within the Building, stairways, first aid stations, washrooms, storage facilities, utilities and service rooms, escalators, elevators, moving sidewalks, music and public address systems, general signs, lighting equipment, standards and facilities, except to the extent that the Landlord may from time to time prescribe that anyone or more of the foregoing or any portion thereof shall not be included in Common Areas;

     (h) "Encumbrancer" - means any purchaser, transferee, lessee or mortgagee, or any trustee for them, severally and jointly together with any purchaser from or successor to them, who acquires by way of sale, transfer, lease, mortgage or other manner a charge upon the interest of the Landlord in the Lands or the Buildings;

     (i) "Gross Leasable Area" - of the Building shall be the sum of the leasable area of all the floors of the Building, save and except those leasable areas designated by the Landlord as storage areas.

     (j) "Landlord's Architect" - means such firm of professional architects or engineers as the Landlord may from time to time engage for preparation of construction drawings for the Building or for general supervision of architectural and engineering aspects and operations thereof; and includes any consultant from time to time appointed by the Landlord or the architect whenever in accordance with normal professional practice such consultant is acting within the scope of his appointment and specialty;

     (k) "Landlord's Taxes" - means the aggregate of:

     i. any taxes (specifically including property taxes and corporation capital taxes), rates, charges, .levies or assessments imposed by a municipal, parliamentary, school or other competent authority upon or in respect of the Lands and/or upon or in respect of any Buildings or improvements on or under the Lands; and

     ii. any imposition upon the Landlord by reason of its ownership of the Lands for or in respect of any purpose of schools or education whether or not the same are payable to or raised by one or more competent authority; and

     iii. any frontage or other assessments or levies upon the Lands for local or special improvements or municipal utilities or services; and

     iv. any charges whether in the nature of taxes, rent, amortized payment, or otherwise and whether directly charged upon the Lands or otherwise, which the Landlord is required to pay for or in connection with any lease, easement or other use of portion or portions of any street land, tunnel or pedway providing access, ingress, egress or other facilities to or for the Lands or the Building; and

     v. any costs and expenses (including legal and other professional fees and interest and penalties on deferred payments) incurred by the Landlord in good faith in appealing, contesting or resisting any of the aforementioned;

     (l) "Landlord's Work" - means all work, labour, materials, o other improvements required by the Landlord in the Premises which will be provided and installed by the Landlord in the Premises at its expense in accordance with the Landlord's choice of materials;

     (m) "Lands" - means lands and premises situate in the City o Vancouver, Province of British Columbia, more particularly described as:

                      Plan 210, Lots 11 and 12, Block 20,
                      District Lot 541, N. WD.

        and includes the Building;

     (n) "Lease" - means the Agreement to which this schedule is annexed, and includes this and all other schedules annexed to the Agreement;

     (o) "Lease Year" - means the period of one year commencing on the Commencement Date or the anniversary thereof;

     (p) "Gross Annual Rent" - means the rent payable by the Tenant  pursuant to
Article 4.01 of the Lease;

     (q) "Gross  Monthly  Rent" - means  one-twelfth  (1/12) of the Gross Annual
Rent;

     (r) "Partial Destruction" - means any damage to the Building or the Premises less than Total Destruction, but which renders all or any part of the Premises temporarily unfit for use by the Tenant for the Tenant's business;

     (s) "Premises" - means that portion of the Building prescribed, limited, and quantified as to area by reference to the provisions of Articles 2.01, 2.03, and 204 of the Lease;

(to) "Rent" -includes, but is not limited to, all monies payable at any time and from time to time by the Tenant to the Landlord in respect of Gross Annual Rent, Gross Monthly Rent, Additional Charges and Additional Rent;

     (u) "Structural Repair" -means any required maintenance, repair, or replacement of the footings, foundations, columns, beams, concrete floor slab, and roof supports of the Building;

     (v) "Tenant's Work" - means all work, labour, materials, or other improvements required for the Premises which will be provided and installed at the Tenant's cost by either the Landlord or the Tenant; and

     (w) "Total Destruction" - means such damage to the Buildings or other Premises as renders the latter unfit for use by the Tenant for the Tenant's business and which cannot reasonably be repaired within 12 months of the date of the destruction to the state wherein the Tenant could use substantially all of the Premises for its business.

Schedule B Plan

THIS IS SCHEDULE "B" TO THE LEASE AGREEMENT

DATED JULY 25, 2000



                                             PLAN OF THE PREMISES


                                          THIRD FLOOR, 905 W. PENDER
                                                 VANCOUVER, BC

Schedule C Statement of Lease Commencement



THIS IS SCHEDULE "C" TO THE LEASE AGREEMENT

DATED JULY 25, 2000


BETWEEN:


                                          C.T. MANAGEMENT CORPORATION


                                                   Landlord


AND:
                                         DSI DATOTECH SYSTEMS INC.


                                                    Tenant





Dear Sir:


     Re: Lease Agreement dated July 25, 2000



This letter will confirm that, with respect to the Premises leased to the undersigned pursuant to the above agreement:

(a)          The Commencement Date is _________________

     (b) The precise floor area of the Premises is _____________ square feet;

     (c) The Tenant's Proportionate Share is as defined in the Lease.

     (d) The undersigned is in possession of the Premises, and is paying all Rent payable pursuant to the above Lease;

(e)     The undersigned commenced to pay Rent on ___________________

(f)     The Gross Monthly Rent is ___________________

     (g) The undersigned has delivered to the Landlord __________ being ____________ month(s) prepaid Gross Monthly Rent and _____________ as a security deposit;

     (h) The Premises have been completed in accordance with all obligations of the Landlord and are entirely satisfactory and suitable for the use thereof;

     (i) The undersigned has no claims, defenses, set-offs, or counterclaims against you; and

     (j) The above Lese is unamended and in good standing as at the date hereof.




DATED, this _____ day of_______________ 200_.



THE CORPORATE SEAL OF
DSI DATOTECH SYSTEMS INC.
was hereunto affixed in the presence of:


----------------------------
Authorized Signatory


----------------------------
Authorized Signatory

Schedule D Rules and Regulations

THIS IS SCHEDULE "D" TO THE LEASE AGREEMENT


DATED JULY 25, 2000


BETWEEN:


                                           C.T. MANAGEMENT CORPORATION


                                                   Landlord


AND:
                                           DSI DATOTECH SYSTEMS INC.


                                                    Tenant

                                             RULES AND REGULATIONS


     1. The Tenant will not burn any trash or garbage in or about the Premises or anywhere within the confines of the Building. All garbage, trash and rubbish shall be kept within the interior of the Premises until the day of removal Such removal will comply with arrangements prescribed from time to time by the Landlord, and shall be at the expense of the Tenant. If the Tenant's trash or garbage is of a deteriorating nature, creating offensive odours, then the Tenant will provide and maintain at its sole expense sealed refrigerated garbage rooms In the event that it is considered necessary by the Landlord that such garbage be placed outside the Premises, and the Landlord consents in writing to the placing of garbage outside the Premises, then such garbage shall be placed in a container specified by the Landlord, but provided at the expense of the Tenant

     2. The Tenant will not load any floor of the Premises in the office tower with a weight in excess of 50 pounds per square foot or in the retail buildings with a weight in excess of ] 00 pounds per square foot, nor will the Tenant hang or suspend from any wall or ceiling or roof; or any other part of the Building any equipment, displays, fixtures or signs which are not authorized by the Landlord

     3. The Tenant will at its expense maintain all office fixtures and lighting fixtures and the components thereof.

     4. The Tenant will not attempt any repairs, alterations or modifications to the heating, air conditioning, plumbing or electrical systems of the Premises or the Building without the prior written approval of the Landlord. The Tenant will not impede the operation of; or place any articles upon, any heating or air conditioning equipment or facilities within the Premises or the Building

     5. The Tenant will not change locks on doors or install auxiliary or additional locks without the prior approval of the Landlord.

     6. The Tenant will not make or permit any noise or conduct in the Building which, in the opinion of the Landlord, may disturb any other tenant No pets, animals or birds shall be brought into the Building, or kept therein, without the prior written consent of the Landlord. No portion of the Premises shall be used for the storage of personal effects, or articles not required for business purposes.

     7. The Tenant will ensure that all loading, unloading and shipping of merchandise, supplies, fixtures and other materials whatsoever are made only through such areas, entrances, elevators and corridors and during such days and hours and in compliance with such provisions for the regulation of same as the Landlord may from time to time prescribe, and that delivery and shipping to and from the Building and the Premises are in accordance with and subject to such rules and regulations as are in the judgment of the Landlord necessary for the proper operation of the Building.

     8. The  Landlord  reserves  the  right to  restrict,  control  or  prohibit canvassing, soliciting and peddling within the Building and upon the Lands The Tenant will not grant any concessions, licenses or permission for the sale or taking of orders for food or services or merchandise in the Premises or the Building, nor install or permit the installation or use of any machinery or equipment for dispensing goods or foods or beverages in the Building, nor permit the preparation, serving, distribution or delivery of food or beverages in the Premises without the approval of the Landlord and in compliance with arrangements prescribed by the Landlord Only persons approved by the Landlord shall be permitted to serve, distribute or deliver food and beverages within the Building, or to use the elevators or public areas of the Building for that purpose

     9. If the Tenant requires any electrical equipment which will overload the electrical facilities in the Premises, the Tenant will first submit to the Landlord plans and specifications for the work required to install and supply additional electrical equipment necessary to prevent overloading of the electrical facilities in the Premises, and obtain from the Landlord written approval to perform the same. All such work will meet all governmental regulations, regulations of any other competent authority, regulations of the Canadian Underwriters' Association, and requirements as set down by the Landlord's insurers, and shall be at the sole expense of the Tenant.

     10. The Tenant and its employees, agents and contractors may enter the Premises at all times outside regular business hours of the Building, but only by such entrances as the Landlord may from time to time prescribe, and subject to such means as the Landlord may require to control the presence of persons within the Building when it is closed to the public.

     11. The Tenant shall be entitled to have its name shown upon the directory board or the Building, but the Landlord shall in its sole discretion decide the style of such identification and allot space on the directory board for each tenant.

     12. No awnings or other projections shall be attached to the outside walls or the Building All curtains, blinds, shades or screens attached to or hung in, or used in connection with, any window or door of the Premises shall be subject to the approval of the Landlord. Window shading shall be kept closed on exterior windows when exposed to the sun and at such other times as may be directed by the Landlord.

     13. The Tenant shall not mark, paint, drill into, or in any way deface any part or the Premises or the Building. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent or the Landlord, and as the Landlord may direct. The Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Premises, and, if linoleum or other similar floor covering is desired to be used an interlining of builders deadening felt shall be first affixed to the floor by a paste or other material soluble in water.

     14. Except as may be otherwise approved by the Landlord, the Tenant shall not occupy or permit any portion of the Premises to be occupied by a public stenographer or typist, or for the possession, storage, manufacture, or sale of liquor, narcotics, tobacco in any form, or as a barber or manicure shop, or engage or pay any employees on the Premises, except those actually working for the Tenant on the Premises, or advertise for laborers giving an address at the Premises.

     15. All persons entering and leaving the Building at any time other than during normal business hours as designated by the Landlord from time to time shall register in the books kept by the Landlord at or near the night entrance and the Landlord will have the right to prevent any person from entering or leaving the Building unless provided with a key to the Premises to which such person seeks entrance or a pass in a form to be approved by the Landlord. Any persons round in the Building at such times without such key or pass will be subject to the surveillance of the employees and agents of the Landlord. The Landlord shall be under no responsibility for failure to enforce this rule.

Schedule E Termination in the Event of Demolition


THIS IS SCHEDULE "E" TO THE LEASE AGREEMENT

DATED JULY 25, 2000


                 BETWEEN:

                                             C.T. MANAGEMENT CORPORATION

                                                   Landlord


                            AND
                                               DSI DATOTECH SYSTEMS INC.


                                                    Tenant


TERMINATION IN THE EVENT OF DEMOLITION

                 The Tenant hereby agrees that if the Landlord desires at any time to remodel the building housing the Premises or any part thereof or to take down the said building, the Landlord may terminate this Lease and all rights to renew the same upon giving the Tenant 12 months' written notice of the Landlord's intention so to do, provided that the date of termination as specified in such notice shall not be before the expiry of the first five years of the original term of this Lease. The Tenant will surrender this Lease and all the remainder of the term, if any, then yet to come and unexpired, as from the day of termination mentioned in such notice, and will, subject nevertheless to the provisions hereinbefore contained thereupon, vacate the premises and yield up to the Landlord the peaceable possession thereof. It is understood that the said 12 months' notice need not expire at the end of any year or at the end of any month, and in the event of the day fixed for termination of this Lease expiring on some other day than the last day of the month, the rent for such month shall be apportioned for the broken period.